EXHIBIT 99.1

News Release

April 29, 2015

Ashland Inc. reports preliminary financial results for second quarter of fiscal 2015
•	Earnings from continuing operations total $1.39 per diluted share
•	Adjusted earnings from continuing operations grow 33 percent, to $2.03 per diluted share
•	Adjusted EBITDA rises nearly 11 percent, to $301 million; adjusted EBITDA margin climbs 470 basis points to 22.3 percent
•	Substantially all of the $200 million in annual run-rate savings from global restructuring now captured
•	Board approves new $1 billion share repurchase authorization

COVINGTON, Ky. – Ashland Inc. (NYSE: ASH), a global leader in specialty chemical solutions for consumer and industrial markets, today announced preliminary(1) financial results for the fiscal second quarter ended March 31, 2015.

Quarterly Highlights

(in millions except per-share amounts)	Quarter Ended Mar. 31
	2015	2014
Operating income (loss)	$193	$(64)
Key items*	25	247
Adjusted operating income*	$218	$183

Adjusted EBITDA*	$301	$272

Diluted earnings (loss) per share

From net income	$3.26	$(0.57)

From continuing operations	$1.39	$(0.78)
Key items*	0.64	2.31
Adjusted EPS from continuing operations*	$2.03	$1.53

Cash flows provided by operating activities from continuing operations	$47	$175

Free cash flow*	4	124

*See Tables 5, 6 and 7 for Ashland definitions and U.S. GAAP reconciliations.

Ashland reported earnings from continuing operations of $95 million, or $1.39 per diluted share, on sales of $1.35 billion. These results included five key items that together reduced income from continuing operations by approximately $43 million, net of tax, or $0.64 per diluted share. Excluding the five key items, Ashland’s adjusted income from continuing operations was $138 million, or $2.03 per diluted share. (Please refer to Table 5 of the accompanying financial statements for details of key items.)

For the year-ago quarter, Ashland reported a loss from continuing operations of $61 million, or $0.78 per diluted share, on sales of $1.5 billion. There were five key items in the year-ago quarter that, on a combined basis, reduced income from continuing operations by $181 million after tax, or $2.31 per share. Excluding those five items, Ashland’s adjusted income from continuing operations was $120 million, or $1.53 per share.

For the remainder of this news release, financial results have been adjusted to exclude the effect of key items in both the current and prior-year quarters. On this basis, Ashland’s results as compared to the year-ago quarter were as follows:
•	Sales revenue fell 13 percent, largely as a result of divestitures and foreign exchange rates; excluding these headwinds, sales declined 3 percent;
•	Despite this revenue decline, mix improvements resulted in profit growth;
•	Selling, general and administrative (SG&A) costs declined 9 percent, to $239 million, as a result of the global restructuring and foreign exchange;
•	Operating income grew 19 percent to $218 million;
•	Earnings before interest, taxes, depreciation and amortization (EBITDA) increased nearly 11 percent to $301 million; and
•	EBITDA as a percent of sales increased 470 basis points to 22.3 percent.

“Since I joined the Ashland team in January, we have focused on three core priorities,” said William A. Wulfsohn, Ashland chairman and chief executive officer. “Our first priority has been to deliver our near- and mid-term financial targets. In the quarter, the Ashland team continued to execute at a high level as is evidenced by our solid earnings and margin growth. Ashland’s strong EBITDA growth was driven by aggressive cost control, by taking focused actions to improve sales mix and by maintaining a disciplined approach to pricing in the context of considerable input cost volatility. After much difficult work over the past year, the team has now captured substantially all of the expected $200 million in annualized run-rate cost savings from the global restructuring program.”

He added: “Our second core priority has been to continue the journey to reposition our portfolio to focus on the core segments where Ashland delivers highly differentiated, value-added products to customers.”

As examples, he pointed to Ashland Specialty Ingredients, where higher-margin pharmaceutical and hair-care lines grew volume by 7 percent and 12 percent, respectively. Meanwhile, Ashland Performance Materials reported another quarter of good volume growth in composites, including unique products such as DerakaneTM epoxy vinyl ester resin. At Valvoline, continued growth in premium-brand lubricant sales, store expansion at Valvoline Instant Oil ChangeSM and lower raw-material costs helped drive record profits.

Wulfsohn said Ashland’s third core priority, given its strong balance sheet, has been to effectively allocate capital through targeted investments in organic growth opportunities and through share repurchases. For example, the company recently announced an important capacity expansion at its manufacturing facility in Hopewell, Virginia, to support increased demand from customers in the high-growth personal care and coatings end markets, where Specialty Ingredients’ products add considerable value. In addition, Ashland continued to return cash to shareholders in the second quarter through its previously announced $270 million accelerated stock repurchase (ASR) program. The company received 1.9 million shares up front and expects to receive the remaining shares prior to the program’s expiration on July 31, 2015. Upon completion of the ASR, Ashland will have finished its previously announced $1.35 billion share repurchase authorization. As a result, Ashland today announced that its board has approved a new $1 billion authorization that expires December 31, 2017.

“This new stock repurchase authorization reflects the board's continued confidence in Ashland's strategic direction and the cash-generating capabilities of the assets,” Wulfsohn said. “At this time, we believe Ashland stock remains undervalued and represents an attractive investment opportunity.”

Business Segment Performance
To aid understanding of Ashland’s ongoing business performance, the results of Ashland’s business segments are described below on an adjusted basis and EBITDA, or adjusted EBITDA, is reconciled to operating income in Table 7 of this news release.

Within Specialty Ingredients, improved business and product mix, as well as continued strong cost discipline, led to a 9 percent increase in EBITDA, to $142 million. EBITDA margin increased 370 basis points, to 24.4 percent. Savings from the global restructuring program contributed to a 10 percent decline in SG&A expenses. Overall sales declined 7 percent, to $583 million, primarily due to currency headwinds, weak energy markets and exited product lines. Within consumer, Ashland’s sales grew a currency-adjusted 2 percent as good demand for Ashland’s patented oral- and hair-care applications was partially offset by weakness in skin care. Pharmaceutical volumes grew 7 percent. On the industrial side, excluding energy, overall volumes were flat and currency-adjusted sales fell 1 percent. However, adhesives posted another good quarter, with volumes increasing 2 percent from prior year. In addition, we continue to see increased demand within the coatings market, where volume grew 2 percent, primarily due to the completion in late February of the first phase of expansion at our hydroxyethylcellulose (HEC) facility in Nanjing, China.

Looking ahead to the fiscal third quarter, Specialty Ingredients expects continued growth in the high-value-add, higher-margin areas of the business. However, the commercial unit expects to face headwinds from currency, continued weakness in energy markets and exited product lines. Specialty Ingredients expects third-quarter sales to be in the range of $600-$620 million. Continued mix improvement, higher margins and cost discipline should lead to estimated EBITDA margin of 24-24.5 percent.

At Performance Materials, good growth in composites volume, combined with lower input and manufacturing costs, helped drive a 350-basis-point increase in EBITDA margin, to 15.4 percent. It is important to note that the prior-year quarter included a combined $13 million in EBITDA from the elastomers division and the ASK Chemicals joint venture that were divested later in the year. Sales declined 31 percent, to $286 million, as a result of divestitures, currency headwinds and lower butanediol (BDO) volume and pricing within intermediates and solvents (I&S). Adjusting for these factors, sales declined 5 percent. Composites volume grew in most major regions of the world, including Europe, where the company is beginning to see signs of improvement. I&S sales declined from prior year due to lower volumes, softer butanediol pricing and currency headwinds.

Looking to the fiscal third quarter, Performance Materials expects to see continued growth in composites volume, although some margin compression is likely due to rising raw-material costs in some regions. In addition, the combination of declining BDO prices, a planned turnaround at one of Ashland’s I&S plants, and an unplanned shutdown at another I&S plant, is expected to reduce EBITDA margin in the third quarter.

Valvoline turned in a strong performance as improved mix and lower raw-material costs led to higher profitability and margins in the second quarter. EBITDA rose 18 percent, to $106 million, and EBITDA as a percent of sales was 22.0 percent, an increase of 410 basis points versus the prior year. Although three of Valvoline’s four channels to market reported year-over-year volume gains, total sales declined 4 percent, to $481 million, primarily as a result of currency headwinds. Successful promotions drove volume growth in Do-it-Yourself (DIY). Valvoline Instant Oil Change (VIOC) reported same-store sales growth of nearly 7 percent at company-owned sites. Across the broader VIOC network, the total number of oil changes rose 7 percent, with 9 percent growth in premium oil changes. Within Valvoline’s international channel, growth appeared to return as distributor destocking issues abated. Both volume and currency-adjusted sales in the international channel rose 2 percent. On a global basis, Valvoline’s overall mix continued to improve, with premium-branded lubricant sales volume increasing to 40.7 percent from 37.1 percent a year ago.

Earlier this month, Ashland agreed to sell Valvoline’s car-care products assets to Highlander Capital LLP. These assets include brands such as Car BriteTM, Eagle OneTM and PyroilTM. Also included in the sale are Valvoline-branded and private-label maintenance chemicals sold into the DIY channel. Proceeds from the sale of this non-strategic asset will be reinvested in generating more rapid, profitable growth within Valvoline’s core lubricants business, such as through the continued expansion of the VIOC store base.

For the third quarter, Valvoline expects to continue benefitting from strong promotions across its U.S. channels as the summer driving season approaches. Good product and business mix should drive strong margins, although continued price adjustments will likely offset some of that strength.

Ashland’s adjusted effective tax rate for the March 2015 quarter was 21 percent, or 300 basis points below the low end of our previous guidance due to discrete tax adjustments in the quarter. Ashland continues to expect its effective tax rate for fiscal 2015 to be in the range of 24-26 percent.

Asbestos Insurance Settlement
In January 2015, Ashland entered into a settlement agreement concerning certain insurance coverage for asbestos bodily injury claims. The company received $398 million in cash. As a result of the settlement agreement, Ashland recorded an after-tax gain of $120 million within discontinued operations. In addition, Ashland placed $335 million of the settlement funds received into a renewable annual trust restricted for the purpose of paying for ongoing and future litigation defense and claim settlement costs incurred in conjunction with asbestos claims.

Looking Ahead
As Ashland enters the second half of fiscal 2015, Wulfsohn said he is pleased with the company’s progress.

“Ashland’s performance through the first half of the fiscal year is the result of sound execution. Looking forward, we will continue to focus on cost control and prioritizing highly profitable, differentiated growth segments while sustaining effective capital allocation. We are playing to our strengths by focusing on the products and markets where we provide the most value to our customers. We continue to make incremental capital investments to expand product manufacturing capacity for some high-growth end markets.  We also have divested less strategic segments such as Valvoline’s car-care products assets. We are pleased to have board authorization to continue our stock repurchase program as we believe this is currently the best use of our strong balance sheet and cash flow,” Wulfsohn said.

Conference Call Webcast
Ashland will host a live webcast of its second-quarter conference call with securities analysts at 9 a.m. EDT Thursday, April 30, 2015. The webcast and supporting materials will be accessible through Ashland’s website at http://investor.ashland.com. Following the live event, an archived version of the webcast and supporting materials will be available for 12 months.

Use of Non-GAAP Measures
This news release includes certain non-GAAP (Generally Accepted Accounting Principles) measures. Such measurements are not prepared in accordance with GAAP and should not be construed as an alternative to reported results determined in accordance with GAAP. Management believes the use of such non-GAAP measures assists investors in understanding the ongoing operating performance of the company and its segments. The non-GAAP information provided may not be consistent with the methodologies used by other companies. All non-GAAP amounts have been reconciled with reported GAAP results in Tables 5, 6 and 7 of the financial statements provided with this news release.

About Ashland
Ashland Inc. (NYSE: ASH) is a global leader in providing specialty chemical solutions to customers in a wide range of consumer and industrial markets, including architectural coatings, automotive, construction, energy, food and beverage, personal care and pharmaceutical. Through our three commercial units – Ashland Specialty Ingredients, Ashland Performance Materials and Valvoline – we use good chemistry to make great things happen for customers in more than 100 countries. Visit ashland.com to learn more.

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C-ASH

Forward-Looking Statements
This news release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Ashland has identified some of these forward-looking statements with words such as “anticipates,” “believes,” “expects,” “estimates,”  “is likely,” “predicts,” “projects,” “may,” “will,” “should” and “intends” and the negative of these words or other comparable terminology. In addition, Ashland may from time to time make forward-looking statements in its annual report, quarterly reports and other filings with the Securities and Exchange Commission (SEC), news releases and other written and oral communications. These forward-looking statements are based on Ashland’s expectations and assumptions, as of the date such statements are made, regarding Ashland’s future operating performance and financial condition, the economy and other future events or circumstances. Ashland’s expectations and assumptions include, without limitation, internal forecasts and analyses of current and future market conditions and trends, management plans and strategies, operating efficiencies and economic conditions (such as prices, supply and demand, cost of raw materials, and the ability to recover raw-material cost increases through price increases), and risks and uncertainties associated with the following: Ashland’s substantial indebtedness (including the possibility that such indebtedness and related restrictive covenants may adversely affect Ashland’s future cash flows, results of operations, financial condition and its ability to repay debt); the impact of acquisitions and/or divestitures Ashland has made or may make (including the possibility that Ashland may not realize the anticipated benefits from such transactions); the global restructuring program (including the possibility that Ashland may not achieve the anticipated revenue and earnings growth, cost reductions, and other expected benefits from the program), Ashland’s ability to generate sufficient cash to finance its stock repurchase plans, severe weather, natural disasters, and legal proceedings and claims (including environmental and asbestos matters). Various risks and uncertainties may cause actual results to differ materially from those stated, projected or implied by any forward-looking statements, including, without limitation, risks and uncertainties affecting Ashland that are described in its most recent Form 10-K (including Item 1A Risk Factors) filed with the SEC, which is available on Ashland’s website at http://investor.ashland.com or on the SEC’s website at www.sec.gov. Ashland believes its expectations and assumptions are reasonable, but there can be no assurance that the expectations reflected herein will be achieved. Unless legally required, Ashland undertakes no obligation to update any forward-looking statements made in this news release whether as a result of new information, future events or otherwise.

(1) Preliminary Results
Financial results are preliminary until Ashland’s Form 10-Q is filed with the SEC.

SM Service mark, Ashland or its subsidiaries, registered in various countries.
™ Trademark, Ashland or its subsidiaries, registered in various countries.

FOR FURTHER INFORMATION:

Investor Relations:
Jason Thompson
+1 (859) 815-3527
jlthompson@ashland.com

Media Relations:
Gary Rhodes
+1 (859) 815-3047
glrhodes@ashland.com

Ashland Inc. and Consolidated Subsidiaries				Table 1
STATEMENTS OF CONSOLIDATED INCOME
(In millions except per share data - preliminary and unaudited)

	Three months ended		Six months ended
	March 31		March 31
	2015	2014	2015	2014

Sales	$1,350	$1,545	$2,741	$2,977
Cost of sales	925	1,168	1,906	2,216
GROSS PROFIT	425	377	835	761
Selling, general and administrative expense	203	370	429	605
Research and development expense	25	36	50	63
Equity and other income (loss)	(4)	(35)	6	(14)
OPERATING INCOME (LOSS)	193	(64)	362	79
Net interest and other financing expense	40	41	81	83
Net gain (loss) on divestitures	(33)	1	(118)	6
INCOME (LOSS) FROM CONTINUING OPERATIONS
BEFORE INCOME TAXES	120	(104)	163	2
Income tax expense (benefit)	25	(43)	27	(25)
INCOME (LOSS) FROM CONTINUING OPERATIONS	95	(61)	136	27
Income from discontinued operations (net of taxes)	129	17	121	39

NET INCOME (LOSS)	$224	$(44)	$257	$66

DILUTED EARNINGS PER SHARE
Income (loss) from continuing operations	$1.39	$(0.78)	$1.95	$0.35
Income from discontinued operations	1.87	0.21	1.73	0.49
Net income (loss)	$3.26	$(0.57)	$3.68	$0.84

AVERAGE COMMON SHARES AND ASSUMED CONVERSIONS	69	78	70	79

SALES
Specialty Ingredients	$583	$629	$1,144	$1,209
Performance Materials	286	413	623	779
Valvoline	481	503	974	989
	$1,350	$1,545	$2,741	$2,977

OPERATING INCOME (LOSS)
Specialty Ingredients	$65	$61	$125	$113
Performance Materials	30	(35)	55	(22)
Valvoline	82	81	165	156
Unallocated and other	16	(171)	17	(168)
	$193	$(64)	$362	$79

Ashland Inc. and Consolidated Subsidiaries		Table 2
CONDENSED CONSOLIDATED BALANCE SHEETS
(In millions - preliminary and unaudited)

	March 31	September 30
	2015	2014
ASSETS
Current assets
Cash and cash equivalents	$911	$1,393
Accounts receivable	1,046	1,202
Inventories	714	765
Deferred income taxes	121	118
Other assets	110	83
Total current assets	2,902	3,561

Noncurrent assets
Property, plant and equipment
Cost	4,061	4,275
Accumulated depreciation	1,898	1,861
Net property, plant and equipment	2,163	2,414

Goodwill	2,480	2,643
Intangibles	1,188	1,309
Restricted investments	300	-
Asbestos insurance receivable	193	433
Equity and other unconsolidated investments	69	81
Other assets	501	510
Total noncurrent assets	6,894	7,390

Total assets	$9,796	$10,951

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Short-term debt	$233	$329
Current portion of long-term debt	9	9
Trade and other payables	500	674
Accrued expenses and other liabilities	508	675
Total current liabilities	1,250	1,687

Noncurrent liabilities
Long-term debt	2,943	2,942
Employee benefit obligations	1,415	1,468
Asbestos litigation reserve	677	701
Deferred income taxes	51	110
Other liabilities	441	460
Total noncurrent liabilities	5,527	5,681

Stockholders’ equity	3,019	3,583

Total liabilities and stockholders' equity	$9,796	$10,951

Ashland Inc. and Consolidated Subsidiaries				Table 3
STATEMENTS OF CONSOLIDATED CASH FLOWS
(In millions - preliminary and unaudited)
	Three months ended		Six months ended
	March 31		March 31
	2015	2014	2015	2014
CASH FLOWS PROVIDED (USED) BY OPERATING ACTIVITIES
FROM CONTINUING OPERATIONS
Net income (loss)	$224	$(44)	$257	$66
Income from discontinued operations (net of taxes)	(129)	(17)	(121)	(39)
Adjustments to reconcile income from continuing operations to cash flows from operating activities
Depreciation and amortization	85	95	170	183
Debt issuance cost amortization	4	3	7	7
Purchased in-process research and development impairment	-	9	-	9
Deferred income taxes	(3)	(1)	(13)	(4)
Equity income from affiliates	(4)	(7)	(7)	(14)
Distributions from equity affiliates	7	-	10	6
Stock based compensation expense	8	9	15	17
Net loss (gain) on divestitures	33	(1)	118	(6)
Impairment of equity investments	14	46	14	46
Losses on pension plan remeasurements	9	105	9	105
Change in operating assets and liabilities (a)	(201)	(22)	(363)	(182)
Total cash provided by operating activities from continuing operations	47	175	96	194

CASH FLOWS PROVIDED (USED) BY INVESTING ACTIVITIES
FROM CONTINUING OPERATIONS
Additions to property, plant and equipment	(43)	(51)	(86)	(96)
Proceeds from disposal of property, plant and equipment	-	4	1	4
Purchase of operatons - net of cash acquired	-	(2)	-	(2)
Proceeds from sale of operations or equity investments	-	1	106	6
Funds restricted for specific transactions	(320)	-	(320)	-
Total cash used by investing activities from continuing operations	(363)	(48)	(299)	(88)

CASH FLOWS PROVIDED (USED) BY FINANCING ACTIVITIES
FROM CONTINUING OPERATIONS
Repayment of long-term debt	-	-	-	(12)
Proceeds (repayment) from short-term debt	(90)	87	(96)	93
Repurchase of common stock	(270)	-	(397)	-
Cash dividends paid	(23)	(26)	(46)	(53)
Excess tax benefits related to share-based payments	5	3	7	7
Total cash provided (used) by financing activities from continuing operations	(378)	64	(532)	35
CASH PROVIDED (USED) BY CONTINUING OPERATIONS	(694)	191	(735)	141
Cash provided (used) by discontinued operations
Operating cash flows	361	13	277	20
Investing cash flows	12	(9)	10	(15)
Effect of currency exchange rate changes on cash and
cash equivalents	(24)	1	(34)	(1)
INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	(345)	196	(482)	145
Cash and cash equivalents - beginning of period	1,256	295	1,393	346
CASH AND CASH EQUIVALENTS - END OF PERIOD	$911	$491	$911	$491

DEPRECIATION AND AMORTIZATION
Specialty Ingredients	$61	$60	$121	$120
Performance Materials	14	25	30	44
Valvoline	10	9	19	17
Unallocated and other	-	1	-	2
	$85	$95	$170	$183
ADDITIONS TO PROPERTY, PLANT AND EQUIPMENT
Specialty Ingredients	$28	$33	$51	$62
Performance Materials	4	6	10	13
Valvoline	8	7	18	13
Unallocated and other	3	5	7	8
	$43	$51	$86	$96

(a) Excludes changes resulting from operations acquired or sold.

Ashland Inc. and Consolidated Subsidiaries				Table 4
INFORMATION BY INDUSTRY SEGMENT
(In millions - preliminary and unaudited)

	Three months ended		Six months ended
	March 31		March 31
	2015	2014	2015	2014
SPECIALTY INGREDIENTS
Sales per shipping day	$9.3	$10.0	$9.2	$9.7
Metric tons sold (thousands)	82.7	87.4	162.6	169.1
Gross profit as a percent of sales (a)	31.7%	32.6%	32.2%	31.8%
PERFORMANCE MATERIALS
Sales per shipping day	$4.5	$6.6	$5.0	$6.2
Metric tons sold (thousands)	118.3	153.4	247.8	291.3
Gross profit as a percent of sales (a)	22.7%	10.7%	19.8%	12.0%
VALVOLINE
Lubricant sales (gallons)	40.5	39.6	79.5	78.2
Premium lubricants (percent of U.S. branded volumes)	40.7%	37.1%	39.6%	36.4%
Gross profit as a percent of sales (a)	36.1%	32.1%	34.7%	31.6%

(a)	Gross profit as a percent of sales is defined as sales, less cost of sales divided by sales.

Ashland Inc. and Consolidated Subsidiaries					Table 5
RECONCILIATION OF NON-GAAP DATA - INCOME (LOSS) FROM CONTINUING OPERATIONS
(In millions - preliminary and unaudited)

	Three Months Ended March 31, 2015
	Specialty	Performance		Unallocated
	Ingredients	Materials	Valvoline	& Other	Total
OPERATING INCOME (LOSS)
Restructuring	$(18)	$-	$-	$-	$(18)
Tax indemnity income	-	-	-	16	16
Losses on pension plan remeasurement	-	-	-	(9)	(9)
Impairment of equity investment	-	-	(14)	-	(14)
All other operating income	83	30	96	9	218
Operating income	65	30	82	16	193

NET INTEREST AND OTHER FINANCING EXPENSE				40	40

NET LOSS ON DIVESTITURES				(33)	(33)

INCOME TAX EXPENSE (BENEFIT)
Key items				(15)	(15)
All other income tax expense				40	40
				25	25
INCOME (LOSS) FROM CONTINUING OPERATIONS	$65	$30	$82	$(82)	$95

	Three Months Ended March 31, 2014
	Specialty	Performance		Unallocated
	Ingredients	Materials	Valvoline	& Other	Total
OPERATING INCOME (LOSS)
Restructuring	$-	$(20)	$-	$(67)	$(87)
Impairment of ASK joint venture	-	(46)	-	-	(46)
Impairment of IPR&D assets	(9)	-	-	-	(9)
Losses on pension plan remeasurements	-	-	-	(105)	(105)
All other operating income	70	31	81	1	183
Operating income (loss)	61	(35)	81	(171)	(64)

NET INTEREST AND OTHER FINANCING EXPENSE				41	41

NET GAIN ON DIVESTITURES				1	1

INCOME TAX EXPENSE (BENEFIT)
Key items				(80)	(80)
Discrete items				15	15
All other income tax expense				22	22
				(43)	(43)
INCOME (LOSS) FROM CONTINUING OPERATIONS	$61	$(35)	$81	$(168)	$(61)

Ashland Inc. and Consolidated Subsidiaries				Table 6
RECONCILIATION OF NON-GAAP DATA - FREE CASH FLOW
(In millions - preliminary and unaudited)

	Three months ended		Six months ended
	March 31		March 31
Free cash flow (a)	2015	2014	2015	2014
Total cash flows provided by operating activities
from continuing operations	$47	$175	$96	$194
Adjustments:
Additions to property, plant and equipment	(43)	(51)	(86)	(96)
Free cash flows	$4	$124	$10	$98

(a)	Free cash flow is defined as cash flows provided by operating activities less additions to property, plant and equipment and other items Ashland has deemed non operational (if applicable).

Ashland Inc. and Consolidated Subsidiaries		Table 7
RECONCILIATION OF NON-GAAP DATA - ADJUSTED EBITDA
(In millions - preliminary and unaudited)

	Three months ended
	March 31
Adjusted EBITDA - Ashland Inc.	2015	2014
Net income (loss)	$224	$(44)
Income tax expense (benefit)	25	(43)
Net interest and other financing expense	40	41
Depreciation and amortization (a)	83	88
EBITDA	372	42
Income from discontinued operations (net of taxes)	(129)	(17)
Net loss on divestitures	33	-
Operating key items (see Table 5)	25	247
Adjusted EBITDA	$301	$272

Adjusted EBITDA - Specialty Ingredients
Operating income	$65	$61
Add:
Depreciation and amortization (a)	59	60
Key items (see Table 5)	18	9
Adjusted EBITDA	$142	$130

Adjusted EBITDA - Performance Materials
Operating income (loss)	$30	$(35)
Add:
Depreciation and amortization (a)	14	18
Key items (see Table 5)	-	66
Adjusted EBITDA	$44	$49

Adjusted EBITDA - Valvoline
Operating income	$82	$81
Add:
Depreciation and amortization	10	9
Key items (see Table 5)	14	-
Adjusted EBITDA	$106	$90

(a)
Depreciation and amortization excludes accelerated depreciation of $2 million for Specialty Ingredients and $7 million for Performance Materials for the three months ended March 31, 2015 and 2014, respectively, which are displayed as key items within this table.